UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2017

BARNES & NOBLE EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-37499	46-0599018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain View Blvd., Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 991-2665

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of Barnes & Noble Education, Inc. (the “Company”) and tendered his resignation as a member of the Board of Directors of the Company (the “Board”), each effective as of September 19, 2017. Also on July 19, 2017 the Board appointed Mr. Michael P. Huseby, 62, to the position of Chief Executive Officer and Chairman of the Board, effective September 19, 2017. Mr. Huseby has served as Executive Chairman of the Company since 2015 and served as the Chief Executive Officer of Barnes & Noble, Inc. until the complete legal and structural separation of the Company from Barnes & Noble, Inc. on August 2, 2015. Mr. Huseby has more than 20 years of financial and executive experience, having served as a senior executive at Barnes & Noble, Inc., Cablevision Systems Corporation and AT&T Broadband.
In connection with Mr. Roberts’ resignation, the Company and Mr. Roberts entered into a retirement letter agreement (the “Retirement Letter Agreement”). Pursuant to the terms of the Retirement Letter Agreement and consistent with Mr. Roberts’s employment agreement, effective September 19, 2017, Mr. Roberts will receive, among other things, an amount equal to 2.0 times the sum of (i) base salary ($900,000), (ii) the average of the annual bonuses actually paid with respect to the three completed years preceding the date of Mr. Roberts’s termination of employment ($1,254,313) and (iii) the aggregate annual dollar amount of the payments made or to be made in respect of employee benefits, car allowances and Company-paid life and disability insurance ($57,537), totaling $4,423,699 in the aggregate. In addition, subject to the terms and conditions of the Retirement Letter Agreement, including Mr. Roberts’ cooperation in the transition of his role, the Company will pay Mr. Roberts a cash transition payment of $562,500, subject to applicable tax withholdings. As a condition to payment of all of the foregoing amounts, Mr. Roberts will execute a release of claims in favor the Company and its affiliates following his termination of employment.
In connection with the transition, on July 19, 2017, the Company also entered into an Amended and Restated Employment Agreement with Mr. Huseby (the “Huseby Agreement”), effective as of September 19, 2017. The Huseby Agreement has a two-year term, subject to annual renewals thereafter. Under the Huseby Agreement, Mr. Huseby will (i) be paid an annual base salary of $1,100,000 (subject to discretionary annual adjustment); (ii) be eligible to earn a bonus, pursuant to the terms of the Company’s bonus plan as in effect from time-to-time, with a target of 150% of his base salary, upon the achievement of performance objectives determined by the Compensation Committee of the Board; (iii) receive annually long-term incentive awards of three-times his base salary, on the same vesting and other terms as the Company’s equity awards to other executive officers; and (iv) receive a one-time transition payment of $250,000 upon his commencement of service as Chief Executive Officer.
In addition, Mr. Huseby is entitled to certain payments upon a termination without Cause (as defined in the Huseby Agreement), a resignation by Mr. Huseby for Good Reason (as defined in the Huseby Agreement), or a termination in the event of a Change of Control (as defined in the Huseby Agreement) of the Company, all as set forth in detail in the Huseby Agreement.
Pursuant to the Huseby Agreement and as further described therein, Mr. Huseby may not compete with the Company for two years following his termination of employment. In addition, he may not solicit Company employees for two years following his termination of employment.
There are no family relationships between Mr. Huseby and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The foregoing summaries of the Retirement Letter Agreement and Huseby Agreement are not complete and are qualified in their entirety by reference to the full text of the Retirement Letter Agreement and Huseby Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2 (respectively) and incorporated herein by reference.
Item 8.01     Other Events.
On July 20, 2017, the Company issued a press release announcing the details of its CEO succession plan. The press release is filed as Exhibit 99.1 to, and incorporated by reference into, this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Retirement Letter Agreement, dated July 19, 2017, between Barnes & Noble Education, Inc., Barnes & Noble College Booksellers, LLC and Max J. Roberts.

10.2	Amended and Restated Employment Agreement, dated July 19, 2017, between Barnes & Noble Education, Inc. and Michael P. Huseby.

99.1	Press release dated July 20, 2017.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: July 20, 2017
BARNES & NOBLE EDUCATION, INC.,

By:     /s/ Michael C. Miller
Name:     Michael C. Miller
Title:     Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retirement Letter Agreement, dated July 19, 2017, between Barnes & Noble Education, Inc., Barnes & Noble College Booksellers, LLC and Max J. Roberts.

10.2	Amended and Restated Employment Agreement, dated July 19, 2017, between Barnes & Noble Education, Inc. and Michael P. Huseby.

99.1	Press release dated July 20, 2017.